EXHIBIT 10.1

Michael Malecek	May 31, 2019

Dear Mike:

I am pleased to confirm this offer for you to join Prothena Biosciences Inc (“Prothena” or the “Company”). We are confident in your knowledge, expertise and judgment, and believe your performance will meet our team’s high-quality objectives and standards.

You will be appointed as Chief Legal Officer and Company Secretary of Prothena Corporation plc by the Board of Directors of Prothena Corporation plc at its next meeting, scheduled to be held in early July. In this position, you will report to Gene Kinney (President and CEO), although your duties, title and reporting relationship may change, based on the Company’s needs and priorities. This is a full-time, exempt position - which means that you are not eligible for overtime pay under state and federal laws.

Your starting annualized salary will be $400,000.00 (gross), paid twice per month. Your pay is subject to applicable taxes and withholdings.

We agree to pay you a Retention Bonus of $125,000.00 (gross) which will be fully earned in the event that you remain employed with Prothena for one year. The entire Retention Bonus will be paid to you with your first paycheck, less applicable taxes and withholdings. This Retention Bonus will be earned on a pro-rata basis for each week worked during your initial one-year period of your employment at Prothena. The unearned portion of this Retention Bonus will be repayable by you to Prothena on a pro-rata basis if you cease employment at Prothena prior to the one-year anniversary of your employment start date, unless your employment ends for a reason that would make you eligible for severance benefits in accordance with the Prothena Biosciences Inc Amended and Restated Severance Plan. The forgoing will be set forth in a Retention Bonus Repayment Agreement, a form of which is attached (Exhibit 1), that we will need you to sign on your start date in order to receive the Retention Bonus.

Prothena embraces a pay-for-performance philosophy. All employees are currently eligible for an annual cash bonus under the terms of the Company's cash incentive plan (the Prothena Corporation plc Amended and Restated Incentive Compensation Plan). The amount of these annual cash bonuses is determined by the Company on the basis of a number of factors, including industry competitiveness, Prothena’s business strategy, and the degree to which Company, function and/or individual goals are met. Your targeted cash bonus for our 2019 performance year will be $160,000.00 (gross), which is 40% of $400,000.00. A condition of earning any cash incentive award is that you remain employed through the pay date of an otherwise earned award, which will be paid no later than March 15, 2020. The cash bonus plan is operated at the sole discretion of Prothena, is subject to review on a regular basis and may change from time to time.

EXHIBIT 10.1

In connection with your commencement of employment, you will also be eligible to receive an option to acquire 250,000 shares of Prothena Corporation plc. This stock option award is at the discretion of the Compensation Committee of the Board of Directors of Prothena Corporation plc (the “Committee”) and is subject to the terms and conditions of the Prothena Corporation plc 2018 Long Term Incentive Plan and the terms and conditions of the award agreement for such a stock option. The grant date of this stock option will be the date you are appointed Chief Legal Officer and Company Secretary of Prothena Corporation plc. The option exercise price will be equal to the closing price of Prothena Corporation plc’s ordinary shares on the NASDAQ Global Select Market on that date. Subject to your continued employment, the stock option will vest 25% on the first anniversary of the grant date, and monthly at a rate of 1/48th of the award thereafter, such that the option will fully vest after a four-year period following the grant date.

On the first day of the month following your employment start date, you will be eligible to participate in Prothena’s comprehensive health and welfare benefits program. On your start date, you will also be eligible to participate in our retirement benefits plan, as well as the Prothena Biosciences Inc Amended and Restated Severance Plan. Details about these and other applicable plans will be provided separately.

The Company provides paid vacation time to full-time employees in accordance with the Company’s vacation policy in its Employee Handbook, which will be provided to you upon commencement of your employment. You will also be eligible for paid sick time as required by state law. Additional information about paid sick time is contained in the Company’s Employee Handbook. Among the policies applicable to the Company’s employees is an Arbitration Procedure, which requires that disputes be submitted to final and binding arbitration for resolution. A copy of the Arbitration Procedure is attached (Exhibit 2).

Further information regarding onboarding requirements and/or documents needed on your employment start date (e.g., Employee Proprietary Information and Invention Assignment Agreement, Code of Conduct, Form I-9 completion process, direct deposit information, Form W-4 allowance elections) will be provided separately.

This offer is contingent upon your successful completion of a background check and a pre-employment drug test. More information regarding this process will be provided by Human Resources.

Additionally, your acceptance of this offer of employment and commencement of that employment means that you understand and agree that your employment relationship with the Company is at-will, for no specific period, and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time. As a result, you are free to resign your employment with Prothena at any time, for any reason or no reason. Similarly, Prothena is also free to end your employment at any time, with or without cause or advance notice. At-will employment also means that the Company may make decisions regarding other terms of your employment at any time with or without advance notice or cause, including but not limited to demotion, promotion, transfer, discipline, compensation and duties. Further, all benefits and compensation provided by the Company are contingent upon your continued employment.

EXHIBIT 10.1

To accept our offer, including agreement to the Arbitration Procedure, please sign this letter and return it to Kevin Hickey (VP, Human Resources) by June 7, 2019. This offer is valid until then, after which time we will not be able to accommodate an acceptance of this offer. Accordingly, please sign and return this letter before the above-stated expiration date. If you do not intend to accept this offer, we would like to be notified as soon as possible.

This letter, along with the Company’s policies and procedures, including the Arbitration Procedure, sets forth the terms of your employment with the Company if you accept this offer and commence that employment, and supersedes any prior representations or agreements, whether written or oral. This letter may be modified only by a written agreement signed by you and an authorized officer of the Company.

We look forward to having you join Prothena as a full-time employee. If you have any questions, or if you would like additional information to help you reach a decision, please feel free to contact Kevin at (650) 837-8545. Please be sure to bring with you on you first day of employment documentation that proves your eligibility to work in the U.S., your bank details and emergency contact information.

Sincerely,

/s/ Gene Kinney

Gene Kinney
President and CEO
Prothena Biosciences Inc

ACCEPTANCE:

/s/ Michael Malecek              June 4, 2019
Michael Malecek                    Date

EXHIBIT 10.1

Exhibit 1 - RETENTION BONUS REPAYMENT AGREEMENT

I, Michael Malecek, will receive $125,000.00 (gross) as a Retention Bonus with my first paycheck, less applicable withholdings and deductions, from Prothena Biosciences Inc (“Prothena” or the “Company”), which will not be fully earned until I have provided 12 months of Active Service as described below.

I understand and agree that a key purpose of the Retention Bonus is my retention as an employee, that the Retention Bonus is being paid to me before it is earned, and that I have not earned the Retention Bonus until I complete 12 months of continuous Active Service. For purposes of this Retention Bonus, “Active Service” includes periods from my employment start date that I am continuously employed by the Company or its affiliates, including time off for approved vacation, holidays, personal time, family & medical leave, and military leave, but not other leaves of absence unless otherwise required by applicable law.

I understand and agree that if I complete 12 months of Active Service from my employment start date, then I have earned this Retention Bonus and have no obligation to repay any portion of it upon termination of my employment.

I further understand and agree that if my employment terminates for any reason (other than if my employment ends for a reason that would make me eligible for severance benefits in accordance with the Prothena Biosciences Inc Amended and Restated Severance Plan) prior to my completion of 12 months of Active Service from my start date, then I must repay a pro-rata amount of the Retention Bonus in one lump sum within 30 days of my termination date. Within 5 days of my employment end date, the Company will notify me in writing of the amount to be repaid.

If I fail to repay the amount due under this Retention Bonus Repayment Agreement (this “Agreement”) within 30 days of the termination of my employment, then the Company may bring legal proceedings against me for collection. I further agree that for any claims brought by the Company to enforce the terms of this Agreement, the prevailing party will be entitled to costs and reasonable attorneys’ fees.

I agree and understand that nothing in this Agreement alters the at-will nature of my employment with Prothena, meaning that my employment is for no definite period and may be terminated either by me or the Company at any time, with or without cause or advance notice.

I acknowledge that I understand the terms of this Agreement, that I have had an opportunity to consult with counsel or another advisor prior to signing it, and that I agree to abide by its terms. I am voluntarily signing this Agreement.

ACCEPTANCE:

/s/ Michael Malecek              June 4, 2019
Michael Malecek                    Date

EXHIBIT 10.1

Exhibit 2 - ARBITRATION PROCEDURE

Any and all claims, disputes or controversies between you and the Company arising out of or relating to your employment with the Company and/or the termination of such employment (“covered claims”), whether brought by you or the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then existing JAMS Employment Arbitration Rules & Procedures. https://www.jamsadr.com/rules-employment-arbitration/english.

Covered claims include those that you may have against the Company and those that the Company may have against you. Covered claims include, but are not limited to claims of discrimination, harassment, and compensation. Covered claims, however, do not include claims for unemployment insurance, workers’ compensation claims, claims under the National Labor Relations Act, or any other claim that is not arbitrable under applicable law. As used in this Arbitration Procedure, the term “Company” includes its subsidiaries, parents, related entities, officers, directors, employees and agents. A covered claim must be filed with the party against whom the claim is brought and JAMS within the applicable limitations period.

Arbitration pursuant to this Arbitration Procedure shall be the exclusive remedy for resolving covered claims, and the parties mutually waive their right to a trial before a judge or jury in federal or state court in favor of arbitration under this Arbitration Procedure. However, either you or the Company may seek injunctive relief in court to prevent irreparable harm pending the conclusion of an arbitration.

The rights of the parties under this Arbitration Procedure shall be the same as those available to them in a court of competent jurisdiction. The decision of the arbitrator shall be final and binding on all parties.

As the Company is engaged in interstate commerce, this Arbitration Procedure and the rights of the parties shall - except as specifically provided for herein - be governed by the Federal Arbitration Act and the California Arbitration Act, or a combination of the two. The enforcement of the provisions of the Arbitration Procedure, including those that waive the ability to proceed on a class, collective or representative basis, shall be interpreted and applied by a court of competent jurisdiction, and not by an arbitrator.

The court’s jurisdiction may be invoked by the filing of a petition or motion to compel arbitration. The decision or award of the arbitrator may be confirmed, vacated, or modified by a court of competent jurisdiction pursuant to the Federal Arbitration Act, the California Arbitration Act, or a combination of the two. In the event that the Federal Arbitration Act and the California Arbitration Act conflict, the one that favors arbitration to the greatest extent shall apply.

It is the intent of the parties that any dispute covered by this Arbitration Procedure will be arbitrated on an individual basis, and, unless prohibited by applicable law, the parties mutually waive their right to bring, maintain, participate in, or receive money from, any class, collective, or representative proceeding. Further, no dispute between an employee and the Company may be brought in arbitration under this Arbitration Procedure on behalf of other employees as a class or collective action or other representative proceeding. The arbitrator may not preside over any form of a class, collective, or representative proceeding.

EXHIBIT 10.1

With the written consent of all parties, the arbitrator may consolidate claims filed by multiple individual employees, each on the employee’s own behalf, in a single arbitration proceeding, so long as the arbitrator does not certify (conditionally or otherwise) a collective, class, or representative action that includes individuals who have not themselves already submitted their own individual claims. In the event that an employee brings both a non-arbitrable Private Attorneys General Act (“PAGA”) claim and a related wage-hour claim covered by this Arbitration Procedure, the PAGA claim shall be stayed until the conclusion of the related arbitration.

In the event the foregoing waiver to proceed in arbitration on a class, collective, or representative basis is found to be unenforceable or contrary to law, then any claim brought on such a basis must proceed in a court of competent jurisdiction, and the court, not an arbitrator, shall be the exclusive forum for any class, collective, or representative claim.

You and the Company may be represented by legal counsel at any arbitration proceeding.

The arbitrator shall:

i.	have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding;

ii.	hear and decide all motions, including motions for summary judgment and summary adjudication of issues; and

iii.
issue a written statement signed by the arbitrator regarding the disposition of each covered claim and the relief, if any, awarded as to each covered claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.

The parties will share the costs of arbitration equally except that, to the extent required by law, the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that the employee would not be required to bear if the employee were to bring the dispute or claim in court. Both parties will be responsible for their own attorney’s fees, and the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award.

In the event that any paragraph or provision within a paragraph of this Arbitration Procedure is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining paragraphs or provisions within a paragraph, all of which shall remain in full force and effect. If necessary, to effectuate the intent of the parties to resolve the specified disputes through arbitration, a court of competent jurisdiction should reform this Arbitration Procedure.